Exhibit 10.1

FORWARD SHARE PURCHASE AGREEMENT

This Forward Share Purchase Agreement (this “Agreement”) is entered into as of August 5, 2022, by and between CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”) and [ ] (“Investor”). Each of SPAC and the Investor is individually referred to herein as a “Party” and collectively as the “Parties”).

Recitals

WHEREAS, SPAC is a special purpose acquisition company, also known as a blank check company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, SPAC has entered into a Business Combination Agreement, dated as of February 2, 2022 (the “Business Combination Agreement”), by and among SPAC, CHW Merger Sub Inc., a Delaware corporation, and Wag Labs, Inc., a Delaware corporation (“Wag”), pursuant to which SPAC will acquire Wag (such acquisition and the other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”). SPAC will be re-named “Wag! Group Co.” upon the consummation of the Business Combination (Wag! Group Co., as the post-combination company shall be referred to herein as the “Company”). SPAC has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), and the Registration Statement includes a proxy statement/prospectus and certain other related documents; and

WHEREAS, the Parties wish to enter into this Agreement, pursuant to which SPAC shall purchase from the Investor, and the Investor may sell and transfer to SPAC, in each case, subject to the conditions set forth herein, certain shares of Common Stock, par value $0.0001 per share, of SPAC held by the Investor (the “Shares”), on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Sale of Shares; Shares Purchase and Sale; Closing.

(a) Forward Share Purchase. Subject to the conditions set forth in Section 4, on the three (3) month anniversary of the date of the closing of the Business Combination (the “Business Combination Closing Date”), the Investor may elect to sell and transfer to SPAC, and SPAC shall purchase from the Investor, up to that number of Shares that are then held by the Investor, and have not been sold and repurchased by the Investor since the Business Combination Closing Date, but not to exceed [ ] Shares in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.30 per Share (the “Shares Purchase Price”).

(b) Investor shall notify SPAC and the Escrow Agent in writing no later than five (5) Business Days (as defined below) prior to the three (3) month anniversary of the Business Combination Closing Date whether or not such Investor is exercising such Investor’s right to sell any of the Shares held by such Investor to SPAC pursuant to this Agreement (each, a “Shares Sale Notice”).

(c) Shares Closing. If a Shares Sale Notice is timely delivered by Investor to SPAC and Escrow Agent, the closing of the sale of the Shares contemplated in each such timely delivered Share Sales Notice (the “Shares Closing”) shall occur no later than the three (3) month anniversary of the Business Combination Closing Date (the “Shares Closing Date”). On or before the Shares Closing Date, the selling Investor shall deliver, or cause to be delivered, the Shares subject to the applicable Shares Sale Notice free and clear of all liens and encumbrances to Vstock Transfer LLC (the “Transfer Agent”) and, in exchange therefor, the Escrow Agent, upon receipt from the Transfer Agent of evidence of the delivery of Shares to the Transfer Agent (which evidence shall be satisfactory to the Escrow Agent), shall deliver to the selling Investor an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Shares being sold by such selling Investor (the “Investor Shares Purchase Price”), which shall be paid by wire transfer of immediately available funds from the Escrow Account. The Escrow Agent shall, without delay, release from the Escrow Account to the selling Investor on the Shares Closing Date, for such selling Investor’s use, without restriction, an amount equal to such Investor’s Investor Shares Purchase Price. The Transfer Agent shall, without delay, deliver such sold Shares to SPAC.

2. Representations and Warranties of the Investor. Investor represents and warrants to SPAC and the Company, severally and not jointly, as of the date hereof:

(a) Organization and Power. Such Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Such Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Investor will constitute the valid and legally binding obligation of Investor enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Investor in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) other than disclosure reports regarding such transactions that are required to be filed by the Investor in accordance with the terms of the Exchange Act (as defined below).

(d) Compliance with Other Instruments. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on such Investor or its ability to consummate the Transactions.

(e) Share-Holdings. As of the date of this Agreement, the Investor holds the Shares.

(f) Disclosure of Information. Investor has had an opportunity to discuss SPAC’s and the Company’s business, management and financial affairs, and the terms and conditions of this Agreement, as well as the terms of the Business Combination, with SPAC’s management.

(g) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or written agreement delivered pursuant hereto, neither Investor or any person acting on behalf of such Investor nor any of such Investor’s affiliates (collectively, the “Investor Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Investor or the other Investors, and the Investor Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by SPAC in Section 3 of this Agreement, in any certificate or written agreement delivered pursuant hereto and in any public filings, the Investor Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the SPAC Parties (as defined below).

3. Representations and Warranties of SPAC. SPAC represents and warrants to each Investor as follows:

(a) Organization and Corporate Power. SPAC is an exempted company duly formed, validly existing and in good standing under the laws of Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. All corporate action required to be taken by SPAC’s Board of Directors to authorize SPAC to enter into this Agreement has been taken. This Agreement, when executed and delivered by SPAC, shall constitute the valid and legally binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the effect of the Enforceability Exceptions.

(c) Disclosure. SPAC has not disclosed to any Investor material non-public information with respect to SPAC or the Business Combination, other than the terms of and transactions contemplated by this Agreement, which shall be publicly disclosed by SPAC, either by the issuance of a press release or the filing with the Commission of a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time no later than the third Business Day immediately following the date that the Parties enter into this Agreement. Such public disclosure shall not disclose the name of the Investor as having entered into the Agreement except as required by applicable law or regulation.

(d) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of SPAC in connection with the consummation of the Transactions, other than disclosure reports regarding such transactions SPAC is required to file in accordance with the terms of the Exchange Act.

(e) Compliance with Other Instruments. The execution, delivery and performance by SPAC of this Agreement and the consummation by SPAC of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on SPAC or its ability to consummate the Transactions.

(f) Adequacy of Financing. SPAC and the Company will have available to it sufficient funds to satisfy its obligations under this Agreement.

(g) SEC Filings. SPAC has filed all documents required to be filed by SPAC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the “SEC Filings”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act as applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents, contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. The financial statements contained in the SEC Filings have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of SPAC and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Business Combination Agreement. As of the date of this Agreement, all closing conditions contained in the Business Combination Agreement have been satisfied or waived.

(i) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or written agreement delivered pursuant hereto or in any public filings, neither SPAC or any person on behalf of SPAC nor any of SPAC’s affiliates (collectively, the “SPAC Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to SPAC, the Company, the Transactions or the Business Combination, and the SPAC Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Investors in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the SPAC Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Investor Parties.

4. Additional Agreements.

(a) No Redemptions; No Tenders. Investor shall not request redemption of any of the Shares in conjunction with SPAC’s stockholders’ approval of the Business Combination, or tender the Shares to SPAC in response to any redemption or tender offer that SPAC may commence for its common stock; except that, in a case where Investor has already requested redemption of any of the Shares, Investor shall withdraw such redemption request by promptly contacting their broker to facilitate the withdrawal.

(b) Open Market Sale. Notwithstanding anything to the contrary herein, the Parties agree that the Investor shall, commencing on the Business Combination Closing Date, have the right, but not the obligation, to sell any or all of the Shares in the open market. The Investor shall give written notice to SPAC and the Escrow Agent of any sale of the Shares pursuant to this Section 4(b) within three (3) Business Days following the date of such sale (the “Open Market Sale Notice”), and the Open Market Sale Notice shall include the date of the sale and the number of Shares sold. If the Investor sells any Shares in the open market after the Business Combination Closing Date and prior to the three (3) month anniversary of the Business Combination Closing Date (such sale, the “Early Sale” and such shares, the “Early Sale Shares”), then, within five (5) Business Days after SPAC’s and the Escrow Agent’s receipt of such Open Market Sale Notice and broker’s confirmation, the Escrow Agent shall release from the Escrow Account to SPAC an amount equal to $10.30 per Early Sale Share sold in such Early Sale. For the avoidance of doubt, unless otherwise provided herein, any Shares not sold in the open market pursuant to this Section 4(b) may be sold to SPAC pursuant to the terms of Section 1 hereof.

(c) Escrow.

(i) Simultaneously with the closing of the Business Combination, SPAC shall deposit, for good and valuable consideration, the receipt, sufficiency and adequacy of which SPAC hereby acknowledges, into an escrow account (the “Escrow Account”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit A hereto and to be entered into simultaneously with this Agreement, an amount equal to $[ ] (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price in accordance with Section 1. The payments to be made by the Escrow Agent to the Investor in accordance with Section 1 or to the Investor and SPAC in accordance with Section 4(b), if applicable, will be made solely with the Escrowed Funds.

(ii) Upon receipt by the Escrow Agent and Company of written notice that the Investor has sold Shares as provided in Section 4(b), the Escrow Agent shall release to SPAC for SPAC’s use without restriction an amount equal to the number of Early Sale Shares sold in the Early Sale multiplied by $10.30.

(iii) In the event that Investor elects not to sell to SPAC any Shares held by such Investor by either (A) an Investor’s delivering a written notice to SPAC stating such Investor’s intention not to sell any Shares to SPAC, or (B) such Investor’s failing to timely deliver a Shares Sale Notice to SPAC pursuant to Section 1(a) for all of its Shares, SPAC may issue instructions to the Escrow Agent to release from the Escrow Account to SPAC for SPAC’s use without restriction an amount equal to (x) the Shares Purchase Price multiplied by (y) the number of Shares held by such Investor.

(d) Notification. SPAC shall promptly notify the Investor of the occurrence of any event that would make any of the representations and warranties of SPAC set forth in Section 3 untrue or incorrect at any time between the date of this Agreement and the Shares Closing Date, except where the failure of a representation and warranty to be true and correct would not have a material adverse effect on SPAC’s or the Company’s ability to consummate the Transactions.

(e) Indemnification. SPAC (referred to as the “Indemnitor”) agrees to indemnify the Investor and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable and documented out-of-pocket outside counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding, in each case, brought by a third party creditor of SPAC, the Company or any of their respective subsidiaries asserting that the Investor is not entitled to receive the aggregate Share Purchase Price or such portion thereof as they are entitled to receive pursuant to Section 1(a) and Section 4(b) of this Agreement, in each case unless such action, claim or proceeding is the result of the fraud, bad faith, willful misconduct or gross negligence of any Indemnitee.

(f) Most Favored Nation. Shortly before the execution of this Agreement, SPAC may have entered into, or concurrently with, or shortly after, the execution of this Agreement, SPAC may enter into, separate agreements with other investors (the “Additional Investors”) in connection with the closing of the Business Combination for the purchase and sale of shares of Common Stock, par value $0.0001 per share, of SPAC imposing restrictions on dispositions of such shares of Common Stock by the Additional Investors similar to those herein (the “Additional Investor Agreements”). SPAC represents that the material terms of the Additional Investor Agreements are no more favorable to such Additional Investors than the terms of this Agreement are to the Investor. In the event that an Additional Investor is afforded any such more favorable terms than the Investor solely with respect to its entry into an Additional Investor Agreement, including with respect to the Shares Purchase Price, either now or in the future, SPAC shall immediately so inform the Investor of such more favorable terms, and the Investor shall have the right to elect to have such more favorable terms, in which case the parties hereto shall promptly amend this Agreement to effect the same.

5. Closing Conditions. The obligation of SPAC to purchase the Shares (other than any Shares sold as permitted by or pursuant to Section 4(b)) at the Shares Closing under this Agreement shall be subject in all respects to the consummation of the Business Combination, such Shares being free and clear of all liens and other encumbrances as of the Shares Closing and such Shares having not been sold and repurchased by the Investor from the closing of the Business Combination through the three (3) month anniversary of the Business Combination Closing Date.

6. Termination. This Agreement may be terminated as follows:

(a)	at any time by mutual written consent of all Parties;

(b)	prior to the closing of the Business Combination by the Investor if there occurs a Material Adverse Effect (as defined in the Business Combination Agreement);

(c)	By the Investor, if prior to the Business Combination Meeting, all Parties, and the Escrow Agent, have not executed the Escrow Agreement;

(d) (e)

By the Investor, if the Business Combination Agreement is materially amended in a manner materially adverse to the Investor.

By the Investor if consummation of the Business Combination does not occur by August 8, 2022.

In the event of termination in accordance with Section 6(a), 6(b), 6(c), 6(d), or 6(e), this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Investor, SPAC, or the Company and their respective directors, officers, employees, partners, managers, members, or stockholders, and, except as otherwise provided in this Agreement, all rights and obligations of each Party shall immediately cease; provided, however, that nothing contained in this Section 6 shall relieve any Party from liabilities or damages arising out of any actual fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.

7. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All notices and other communications sent to a Party shall be sent to the e-mail address or address as set forth on the signature page of such Party hereto, or to such e-mail address or address as subsequently modified by written notice given by such Party in accordance with this Section 7(a).

(b) No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. Investor agrees to indemnify and to hold harmless SPAC from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Investor, or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity. SPAC agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which SPAC or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Shares Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or to the Transactions.

(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the each of the other Parties.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Agreement.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Confidentiality. Neither party may disclose the fact that the Investor entered into this Agreement to any third party (other than the SPAC and Wag’s respective outside law firms or accounting firms, in each case who has been informed by the SPAC of the confidential nature of Investor’s participation in this Agreement), circulate or refer publicly to Investor or Investor’s participation in this Agreement without the other party’s prior written consent; provided, however, that prior written consent shall not be required to the extent, and for the purposes, required by law or by a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee (or otherwise in connection with any routine or non-routine audit, examination, regulatory sweep or inquiry by a regulatory authority, self-regulatory organization or governmental agency having jurisdiction over the party or its affiliates (a “Regulatory Inquiry”)); provided, that, such party shall (in each case, to the extent permitted by law) (a) except in the case of Regulatory Inquiry not expressly directed towards the Investor or SPAC (which shall not require notice), as promptly as practicable notify the other party of the receipt of any such subpoena or order or of such party’s belief that such participation must be disclosed pursuant to applicable law. If prior notice or consultation is not reasonably practicable under the circumstances, the SPAC or Investor shall (to the extent permitted by law) provide notice to the SPAC or Investor, as applicable, of such disclosure after the fact; provided, however, that under no circumstances shall any such consultation or notice (whether prior to or after the fact) be required to the extent that the SPAC’s or Investor’s internal or external legal counsel advises it that such consultation or notice would be materially prejudicial or materially adverse to its interests in connection with such disclosure requirement. If reference to the Investor’s participation in this Agreement is required to be made in a proxy or registration statement of the SPAC or required to be filed under the federal securities laws, the Investor will not unreasonably withhold, delay, or condition our consent thereto, provided that the SPAC provides us the opportunity to review such disclosures prior to filing and accepts all of our reasonable comments thereto. If reference to the Investor’s participation in this Agreement is made in any such filing required under federal securities laws, the Investor may disclose the Investor’s participation in this Agreement to the Investor’s beneficial owners without the SPAC’s prior written consent. The provisions of this paragraph shall survive any termination of this agreement.

(j) Governing Law; Jurisdiction. This Agreement, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of the parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

(k) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of all Parties.

(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n) Expenses. At the Business Combination Closing Date, SPAC shall pay the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Investor, in an amount not to exceed $25,000. SPAC is responsible for all fees associated with the Escrow Account.

(o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York are obligated by any applicable law to close. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

(p) Waiver. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q) Specific Performance. Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any other Party in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

By:
Name:
Title:
Address for Notices:

CHW ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

Exhibit A

Escrow Agreement

(attached hereto)